UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2004

EYI INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-29803	88-0407078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3960 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada	89109
(Address of principal executive office)	Zip Code

Registrant's telephone number, including area code: (403) 247-4630

Safe ID Corporation Suite B3, 1700 Varsity Estates Drive NW Calgary, Alberta, Canada T3B-2W9
(Former name and address)

ITEM 4.         CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

On or about January 15, 2004, the Company advised SmytheRatcliffe that it would not be appointed as the Company's auditors for the fiscal year ending December 31, 2003. The decision to change accountants was recommended and approved by the Board of Directors.

The reports of SmytheRatcliffe for the past two fiscal years and through September 30, 2003 did not contain any adverse opinion or disclaimer of opinion and, except for a "going concern" qualification, were not qualified or modified as to any uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through September 30, 2003, there have been no disagreements with SmytheRatcliffe, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of SmytheRatcliffe, would have caused them to make reference thereto in their report on the financial statements for such years.

On January 19, 2004, the Company provided a draft copy of the report on Form 8-K to SmytheRatcliffe, requesting their comments on the information contained therein. The responsive letter from SmytheRatcliffe will be filed as an exhibit in a current report on Form 8-K/A.

On January 15, 2004, the Board of Directors of the Company appointed the firm of Williams & Webster, P.S., 601 W. Riverside Ave., Spokane, Washington 99201, as independent auditors of the Company for the period ending December 31, 2003. Since October 2002, the firm of Williams & Webster has been the auditors of record for Essentially Yours Industries, Inc. ("EYI"), a Nevada company, which became a majority-owned subsidiary of the Company as a result of a share exchange on December 31, 2003 by and among the Company and certain shareholders of EYI.

Prior to the engagement of Williams & Webster, neither the Company nor anyone on its behalf consulted with such firm regarding the application of accounting principles to a specified transaction whether completed or uncompleted, the type of audit opinion that might be rendered on the Company's financial statements or as to any matter that was either the subject of a disagreement with the previous independent auditor or was a reportable event. However, Williams & Webster did provide the audited financial statements of EYI for the period ended June 30, 2003, that were included in the Company's Definitive Information Statement on Schedule 14C that was distributed to shareholders of record on December 9, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYI INDUSTRIES, INC.

By: /S/ RAJESH N. RANIGA
Rajesh N. Raniga, Chief Financial Officer

Date: January 21, 2004